Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

Yelp Inc.,
a Delaware corporation;

Beagle Acquisition Corp.,
a Delaware corporation;

Nowait, Inc.,
a Delaware corporation;

and

Shareholder Representative Services LLC,
as the Stockholders’ Agent.

___________________________

Dated as of February 28, 2017

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger (the “Agreement”) is made and entered into as of February 28, 2017, by and among: Yelp Inc., a Delaware corporation (“Parent”); Beagle Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); Nowait, Inc., a Delaware corporation (the “Company”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Agent (as defined in Section 5.1). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

D. Concurrently with the execution of this Agreement, (1) Parent and certain employees of the Company are executing offer letters and related documentation, including Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibit B, each in form and substance mutually agreed to by the parties thereto (collectively, the “Employment Agreements”); and (2) certain stockholders of the Company are executing and delivering to Parent a Joinder Agreement in the form attached hereto as Exhibit C (the “Joinder Agreement”).

E. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

Agreement

The parties to this Agreement agree as follows:

1. Description Of Transaction.

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) will take place concurrently with the execution and delivery of this Agreement remotely via the electronic exchange of documents and signatures. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger conforming to the requirements of the DGCL with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of DGCL (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

(b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Merger Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.

(c) At the Closing:

(i) the Company shall deliver to Parent:

(A) a certificate duly executed by the Chief Executive Officer of the Company certifying (and other evidence in form and substance satisfactory to Parent) that: (1) the adoption of this Agreement shall have been duly approved by the Required Merger Stockholder Vote (as defined in Section 2.22); (2) the number of shares of Company Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares (as defined in Section 1.6(a)) shall be less than 10% of the Company Capital Stock outstanding immediately prior to the Closing (excluding shares held by Parent); and (3) the amount of the Closing Indebtedness is zero;

(B) the Escrow Agreement, duly executed by the Stockholders’ Agent and the Escrow Agent;

(C) Employment Agreements duly executed by Ware Sykes, Harry Karatassos, Evan Addams and Mitchell Young (the “Key Employees”);

(D) Joinder Agreements, executed by the persons listed on Schedule 1.2(c)(i)(D);

(E) agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified on Schedule 1.2(c)(i)(E) as described on Schedule 1.2(c)(i)(E);

(F) a certificate (the “Merger Consideration Certificate”), duly executed on behalf of the Company by the Chief Executive Officer, containing the following information (along with calculations of any such amounts) and the representation and warranty of the Company that all of such information is true and accurate as of the Closing:

(1) the Closing Indebtedness, the Transaction Expenses and Transaction Payroll Taxes paid or payable (including any Transaction Expenses and Transaction Payroll Taxes that will become payable after the Effective Time with respect to services performed or actions taken prior to or at the Effective Time), the Net Working Capital and, based thereupon, the Net Working Capital Deficiency, the Aggregate Exercise Price, the Per Share Series B Closing Proceeds, the Per Share Series A Closing Proceeds and the Per Share Common Closing Proceeds;

(2) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time;

(3) the number of shares of Company Capital Stock of each class and series held by each such stockholder immediately prior to the Effective Time;

(4) the consideration that each such stockholder is entitled to receive pursuant to Section 1.4;

(5) the amount of cash to be contributed to the Escrow Fund with respect to the shares of Company Capital Stock held by each such stockholder and each holder of a Company Option, and the allocation of the Escrow Fund for purposes of the indemnity obligations in Section 4.2 hereof;

(6) the name and address of record of each holder of, the exercise price per share of, the number and class of shares of Company Common Stock subject to, the vesting schedule applicable to and the expiration date of each Company Option outstanding immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time);

(7) the consideration that each holder of Company Options is entitled to receive pursuant to Section 1.5; and

(8) the total amount of Taxes to be withheld from the Merger Consideration that each holder of shares of Company Capital Stock or holder of Company Options, in each case as of immediately prior to the Effective Time, is entitled to receive pursuant to Sections 1.4 and 1.5 as, for Tax purposes, compensation for services.

(G) written resignations of all officers and directors of the Company, effective as of the Effective Time;

(H) the Certificate of Merger, duly executed by the Company;

(I) a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably acceptable to Parent, certifying that an interest in the Company is not a U.S. real property interest within the meaning of Code Section 897(c), together with the required notice to the IRS and written authorization for Parent to deliver such statement and notice to the IRS on behalf of the Company upon the Closing;

(J) written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that upon payment in full of such amount, it will not be owed any other amount by any of the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(K) a legal opinion executed by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP in the form of Exhibit D;

(L) evidence to Parent as to the adoption by the board of directors of the Company of resolutions to terminate the following, or a representation in the certificate referenced in Section 1.2(c)(i)(A) that none of the following exist: (x) any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; and (y) any group severance, separation or salary continuation Company Employee Plans, programs or arrangements, in each case effective no later than the date immediately preceding the date of this Agreement;

(M) either: (x) evidence reasonably satisfactory to Parent that any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) or that would be subject to an excise tax under Section 4999 of the Code have been approved by such number of stockholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, and that such approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G; (y) in the absence of such stockholder approval, a waiver in form and substance reasonably satisfactory to Parent, duly executed by each Person who might receive any such amount and/or benefit; or (z) confirmation in Part 2.14(c) of the Disclosure Schedule that there are no exceptions to Section 2.14(c);

(N) audited financial statements for the year ended December 31, 2015; and

(O) agreements in substantially the form attached hereto as Exhibit E with each holder of a Company Option (the “Optionholder Agreements”).

(ii) Parent shall deliver to the Company:

(A) the Escrow Agreement, duly executed by Parent; and

(B) evidence in form and substance satisfactory to the Company that the adoption of this Agreement and the consummation of the transactions contemplated hereby shall have been duly approved by (1) the board of directors of Parent, and (2) the board of directors and sole stockholder of Merger Sub.

(iii) Parent shall deliver to the Key Employees:

(A) Employment Agreements duly executed by Parent.

1.3 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified; and

(d) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.4 Conversion of Shares.

(a) Conversion. Subject to Sections 1.4(b), 1.6 and 1.7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent, following the surrender of the certificate representing such share of Company Capital Stock in accordance with Section 1.7, the following consideration:

(i) each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to the Per Share Series A Closing Proceeds; plus (B) the Per Share Series A Escrow Proceeds, as and when such disbursements are required to be made;

(ii) each share of Company Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to the Per Share Series B Closing Proceeds; plus (B) the Per Share Series B Escrow Proceeds, as and when such disbursements are required to be made;

(iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to the Per Share Common Closing Proceeds; plus (B) the Per Share Common Escrow Proceeds, as and when such disbursements are required to be made; and

(iv) each share of the common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The amount of cash, if any, that each stockholder of the Company is entitled to receive for the shares of Company Capital Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Company Capital Stock held by such stockholder.

Notwithstanding anything to the contrary herein, in no event shall Parent be required to pay with respect to all shares of Company Capital Stock and all Company Options, in each case outstanding as of immediately prior to the Effective Time, more than the Total Consideration; provided, that Parent will deduct the Escrow Amount from the Total Consideration and cause it to be contributed to the Escrow Fund on behalf of each Stockholder pursuant to Section 1.4(b), which will be released according to Section 4 of this Agreement and the Escrow Agreement.

(b) Escrow Contribution. Immediately following the Effective Time, Parent shall cause to be delivered to the Escrow Agent, as a contribution to the Escrow Fund on behalf of the Company Stockholders and with respect to the shares of Company Capital Stock held by the Non-Dissenting Stockholders and holders of Company Options immediately prior to the Effective Time, the Escrow Amount; provided that Parent shall withhold from the Escrow Amount delivered to the Escrow Agent that portion that is attributable to shares of Company Capital Stock held by Parent as set forth in the Merger Consideration Certificate, and Parent shall be deemed to have waived any right to distributions from the Escrow Fund with respect to such shares. The Escrow Fund: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; (ii) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Parent shall be treated as the owner of the Escrow Fund for tax purposes until such funds are disbursed pursuant to this Agreement and the Escrow Agreement, and all interest on or other taxable income, if any, earned from the investment of such funds shall be treated for tax purposes as earned by Parent, subject to Parent’s right to receive tax distributions in respect of such taxable income as provided in the Escrow Agreement.

1.5 Treatment of Company Options.

(a) No Company Option, whether vested or unvested, shall be assumed by Parent in connection with the transactions contemplated under this Agreement. As of the Effective Time, pursuant to the Optionholder Agreements, each Company Option that is then outstanding and unexercised, whether or not vested, shall be cancelled and converted into the right to receive cash in an amount (the “Option Payment”) equal to the following (adjusted down to the nearest whole cent): (i) (A) the number of shares of Company Common Stock for which such Company Option could have been exercised immediately prior to the Effective Time multiplied by (B) the excess, if any, of (x) the Per Share Common Closing Proceeds over (y) the exercise price payable per share of Company Common Stock under such Company Option plus (ii) the Per Share Common Escrow Proceeds, as and when such disbursements are required to be made. The Option Payment shall be paid in accordance with Section 1.5(b). No holder of a Company Option that has an exercise price per share of Company Common Stock that is equal to or greater than the Per Share Common Closing Proceeds shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

(b) As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), Parent shall pay the aggregate Option Payments, net of any applicable withholding Taxes, payable with respect to Company Options through, to the extent applicable, the Parent’s payroll (subject to any required tax withholdings) to the holders of Company Options.

1.6 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL, and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.6(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

1.7 Exchange of Certificates.

(a) Payment Agent. Continental Stock Transfer and Trust Company (or any other reputable bank designated by Parent) shall act as payment agent in the Merger (the “Payment Agent”). Promptly after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.4 (excluding the Escrow Amount); provided that Parent shall withhold from the amount delivered to the Payment Agent that portion that is attributable to shares of Company Capital Stock held by Parent as set forth in the Merger Consideration Certificate, and Parent shall be deemed to have waived any right to distributions from the Payment Fund (as hereafter defined) with respect to such shares. The cash amount to be so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent. The fees and expenses of the Payment Agent shall be paid by Parent.

(b) Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Payment Agent to mail to each record holder of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form of Exhibit F attached hereto (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such Company Capital Stock. Upon the surrender to the Payment Agent of a Company Stock Certificate, together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor cash in the amount that such holder has the right to receive pursuant to Section 1.4(a), and the Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.

(c) In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.4 shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such amount, form and with such surety as Parent may reasonably direct) as indemnity against any claim that may be made against the Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.

(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.4. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.

(e) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Non-Dissenting Stockholders as of the date that is one year after the date of this Agreement shall be delivered to Parent upon demand, and Non-Dissenting Stockholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates, without any interest thereon.

(f) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by Company Stockholders three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(g) Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any security holder or former security holder of the Company such amounts as required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement and shall pay over such amounts to the Governmental Body as required by any Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person with respect to whom such a deduction and withholding was made.

1.8 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Merger Sub and the Company, the officers of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, the Surviving Corporation, the Company and otherwise) to take such action.

2. Representations And Warranties Of The Company

The Company represents and warrants, to and for the benefit of the Indemnitees, except as set forth in the Disclosure Schedule, as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) Organization. The Company has been duly organized, and is validly existing and in good standing, under the laws of the State of Delaware. The Company has all corporate or other organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b) Qualification. The Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business.

(c) Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company; (ii) the names of the members of each committee of the board of directors of the Company; and (iii) the names and titles of the officers of the Company.

(d) Subsidiaries. The Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed, nor is it obligated, to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity.

(e) Name. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

2.2 Charter Documents; Records. The Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company (the “Charter Documents”); (b) the stock or share records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of the Company, which minutes or other records contain a complete summary of all meetings of directors, stockholders and members, and all actions taken thereat or by written consent. All actions taken and all transactions entered into by the Company have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of the Company. There has been no violation of any of the provisions of the Charter Documents of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by its stockholders, board of directors (or other similar body) or any committee of the board of directors (or other similar body). The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3 Capitalization.

(a) Outstanding Securities. The authorized capital stock of the Company consists of: (i) 7,378,550 shares of Company Common Stock, of which 963,283 shares are issued and outstanding as of the date of this Agreement, and (ii) 4,976,459 shares of Company Preferred Stock, of which: (A) 1,874,723 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, and (B) 3,101,736 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, the addresses of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b) Stock Options. The Company has reserved 990,997 shares of Company Common Stock for issuance under the Company Option Plan, of which options with respect to 843,520 shares are outstanding as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option and whether the vesting of such Company Option shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. All options with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of or a consultant or service provider to the Company. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the applicable terms of the Company Option Plan, if applicable, all Contracts applicable to such Company Options and all Legal Requirements and, as of the Closing, no former holder of a Company Option will have any rights with respect to such Company Option other than the right to receive the Option Payment to be made in respect thereof as contemplated by Section 1.5 of this Agreement (and the Per Share Common Escrow Proceeds, as and when such disbursements are required, if applicable).

(c) No Other Securities. Except as set forth in Part 2.3(a) or Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company to an employee of or other service provider to the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Capital Stock or other securities of the Company. As of the Effective Time, there will be no outstanding options, warrants, convertible notes or other rights to purchase shares of Company Capital Stock.

(d) Legal Issuance. All outstanding shares of Company Capital Stock, all outstanding Company Options and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(c) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(e) Repurchased Shares. Part 2.3(d) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company: (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company for such shares. All shares of capital stock of the Company ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.

(f) Allocation. The allocation of the Merger Consideration set forth in Sections 1.4 and 1.5 and in the Merger Consideration Certificate complies with all applicable Legal Requirements, the Company’s Charter Documents and all other plans and Contracts to which the Company is party to or by which the Company is bound.

2.4 Financial Statements and Related Information.

(a) Delivery of Financial Statements. The Company has delivered to Parent complete copies of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company as of December 31, 2015 (the “Balance Sheet Date,” and the audited balance sheet of the Company as of such date, the “Balance Sheet”), and the related audited consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for the year ended December 31, 2015, together with the notes thereto; and (ii) the unaudited balance sheet of the Company as of December 31, 2016 (the “Unaudited Balance Sheet”), and the related unaudited statement of operations and statements of cash flows for the 12 months ended December 31, 2016 (the “Unaudited Balance Sheet Date”).

(b) Fair Presentation. The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(c) Internal Controls. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company, while not sufficient for a publicly traded company (it being acknowledged that Parent will likely put in additional systems of internal accounting controls), are designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(c) of the Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

2.5 Liabilities.

(a) No Liabilities. The Company has no any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with the Company’s past practices, and which are not material individually or in the aggregate; (iii) Liabilities under the Company Contracts that are expressly set forth in and identifiable by reference to the text of such Company Contracts; (iv) Transaction Expenses; and (v) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.

(b) Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Company as of the date of this Agreement; and (ii) all notes payable of the Company and all other indebtedness of the Company for borrowed money as of the date of this Agreement.

(c) No “Off-Balance Sheet” Arrangements. The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other Person.

2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since the Unaudited Balance Sheet Date:

(a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s material assets (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or other securities, and the Company has not repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities;

(d) the Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of the Company Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted stock agreement;

(f) there has been no amendment to any of the Charter Documents of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company, exceeds $20,000;

(h) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Material Contract (as defined in Section 2.11(a));

(i) the Company has not: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices of the Company;

(j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $1,000 with respect to a single matter, or in excess of $20,000 in the aggregate;

(k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l) the Company has not: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Company in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m) the Company has not: (i) established, adopted or amended any Company Employee Plan; (ii) made any bonus, profit-sharing or similar payment to, or increased the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;

(n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(o) the Company has not made or changed any Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(p) the Company has not commenced or settled any Legal Proceeding;

(q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(r) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(q)” above.

2.7 Title to Assets.

(a) Good Title. This Section 2.7 only applies to real property and tangible assets owned by the Company and not to Intellectual Property or Intellectual Property Rights, for which representations and warranties are solely as set forth in Section 2.10 below. The Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Balance Sheet (except assets used, consumed or written off as obsolete since the Unaudited Balance Sheet Date in the ordinary course of business consistent with past practice, and none of which is material); (ii) all of the rights of the Company under the Contracts identified in Part 2.11(a) of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company; and (C) mechanics’, materialman’s, supplier’s, and landlord liens that do not reflect delinquent payments by the Company.

(b) Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased to the Company for which the annual rental payment for each such asset exceeds $20,000.

2.8 Financial Records.

(a) Part 2.8(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized (i) to sign checks or other documents with respect to such account or (ii) to electronically transfer funds or make inquiries with respect to such account.

(b) Part 2.8(b) of the Disclosure Schedule lists all of the accounts receivable of the Company as of the date of this Agreement, including an aging by customer. All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Encumbrance on any accounts receivable of the Company. No request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than those made in the ordinary course of business.

(c) Part 2.8(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by the Company to any employee, director, consultant or individual independent contractor, other than routine travel advances made to employees in the ordinary course of business.

2.9 Equipment; Real Property.

(a) Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to the Company or currently used in the operation of the business of the Company are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted), are maintained in a reasonably prudent manner, and are adequate for the conduct of the Company’s respective businesses in the manner in which such businesses are currently being conducted.

(b) Real Property. The Company does not own any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.

2.10 Intellectual Property.

(a) Registered IP. Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership or security interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has made available to Parent complete and accurate copies of all applications, correspondence with any Governmental Body and other nonprivileged material documents related to each such item of Registered IP. Each item of Registered IP set forth in Part 2.10(a) is in material compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each of those items of Registered IP in full force and effect have been made by the applicable deadline. No interference or opposition Legal Proceeding with regard to any such item of Registered IP listed in Part 2.10(a) of the Disclosure Schedule has ever been brought against the Company.

(b) Inbound Licenses. Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (A) agreements between the Company and its employees in the Company’s standard form thereof; (B) non-exclusive licenses to third party software that (1) is not incorporated into, or used in the development, testing, distribution, maintenance or support of, any Company Software and that is not otherwise material to the Company’s business or (2) is licensed under a “shrink-wrap,” “click-through” or other form of end user license agreement and is generally commercially available for a license fee of no more than $20,000; and (C) non-disclosure, evaluation and confidentiality agreements that are entered into in the ordinary course of business); and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(c) Outbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP other than: (A) agreements between the Company and a third party pursuant to a standard form Company IP Contract that has been made available to Parent; and (B) non-disclosure, evaluation and confidentiality agreements that do not differ in any substantive way from any standard form Company agreement that has been made available to Parent. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision (other than a nonexclusive license) that limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world.

(d) Royalty Obligations. Part 2.10(d) of the Disclosure Schedule contains a complete and accurate list of all Company Contracts that require the Company to pay royalties, fees, commissions or other similar amounts to any other Person (other than sales commissions paid to employees, agents or contractors according to the Company’s standard commissions plan) upon or for the use, license or distribution of any Company IP.

(e) Standard Form IP Agreements. The Company has made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time since inception, which may include a standard form of: (i) end user license agreement; (ii) development agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) confidentiality or nondisclosure agreement; or (vi) Company User Agreement. Part 2.10(e) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement delivered to Parent, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development.

(f) Ownership Free and Clear. The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.10(b) of the Disclosure Schedule) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company IP as of the date hereof, including in order to avoid abandonment, have been validly executed, delivered and filed in a timely manner, in good faith, with the appropriate Governmental Body;

(ii) each Company Employee and each individual independent contractor of the Company who is or was involved in the creation or development of any Company IP has signed a valid and enforceable written agreement containing an irrevocable assignment (with no rights of reversion or rescission) of Intellectual Property Rights pertaining to such Company IP, for the full term of those Intellectual Property Rights, to the Company and confidentiality provisions protecting the Company IP;

(iii) the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary trade secret information pertaining to the Company, other than with regard to proprietary information for which Company has decided to disclose in Registered IP; and

(iv) the Company owns or otherwise has sufficient rights in, and immediately after the Closing the Surviving Corporation and its Subsidiaries will continue to own or otherwise have sufficient rights in, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted.

(g) Valid and Enforceable. All Company IP is valid and enforceable. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company has taken commercially reasonable steps to police the use of its trademarks;

(ii) Part 2.10(g)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 90 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect; and

(iii) no interference, opposition, reissue, reexamination or other Legal Proceeding (other than a Legal Proceeding brought by a Governmental Body in the ordinary course of prosecution or registration of Registered IP) is pending or, threatened in writing (or, to the Knowledge of the Company, not in writing), in which the scope, validity or enforceability of any Company IP is being contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(h) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has made available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to the Company or any representative of the Company to any Person regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(i) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a material breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(j) No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Owned Company Software and, to the Knowledge of the Company, no Licensed Company Software infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) no claim or Legal Proceeding regarding the infringement, misappropriation or similar violation of any Intellectual Property Rights of any other Person is pending or, to the Knowledge of the Company, threatened against the Company or any other Person to the extent the Company has an obligation to indemnify such Person;

(ii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of any other Person by the Company, any Company Employee or any agent of the Company, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person; and

(iii) except as set forth in Part 2.10(j)(iii) of the Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise has assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).

(k) No Harmful Code. No Owned Company Software and, to the Knowledge of the Company, no Licensed Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or would reasonably be expected to perform any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l) Source Code. The source code for all Owned Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and standard practices in the Company’s industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Owned Company Software or, to the Knowledge of the Company, any Licensed Software has been delivered, licensed or made available to any escrow agent or other Person who is not an employee, consultant or contractor of the Company, other than Licensed Company Software that is licensed under a “shrink-wrap,” “click-through” or other form of end user license agreement and is generally commercially available for a license fee of no more than $20,000. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(m) Use of Open Source Code. Part 2.10(m) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Software or from which any part of any Company Software is derived; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Company Software to which each such item of Open Source Code relates. Except as expressly stated in Part 2.10(m) of the Disclosure Schedule, the Company has not used, licensed, distributed, incorporated into other code, or modified Open Source Code in any manner that would, with respect to any Company Software: (i) impose or could impose a requirement or condition that any Company Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Software.

(n) Privacy Policies. Part 2.10(n) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each Company Privacy Policy in effect at any time: (i) is or was incorporated into the applicable Company User Agreement, (ii) states that User Data and Personal Data may be transferred in a merger, acquisition, reorganization, or sale of assets, (iii) states that User Data and Personal Data may be transferred to the United States for processing, and (iv) states how User Data and Personal Data are collected by any Company Web Site or any Company Software. The Company requires each user of the Company Web Site and Company Software to agree and consent to the applicable Company Privacy Policy. The Company and the Company Software has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements and Company commitments pertaining to privacy, User Data and Personal Data. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor, to the Knowledge of the Company, Parent’s possession or use of the User Data and Personal Data immediately following the Closing and used in a manner permitted by the applicable Company Privacy Policy, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

(o) Personal Data. Part 2.10(o) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any Company security policy has occurred or been alleged, or, to the Knowledge of the Company, is threatened, and there has been no actual or alleged unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(p) Preformation Activities for the Company. To the Knowledge of the Company, during the period prior to formation of the Company, no Person infringed, misappropriated or otherwise violated any Intellectual Property Right of a third Party or breached any contractual obligation in undertaking activities that benefited the Company or contributed in any way to the creation of any Company IP.

2.11 Contracts.

(a) List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies:

(i) (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee (other than “at will” employment agreements entered into in the ordinary course of business on the Company’s standard form of offer letter in the form made available to Parent without any material deviation thereto); (B) any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any Company Employee (other than post-termination benefits continuation coverage required by applicable Legal Requirements); and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of any of the Company;

(iv) each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company, including the acquisition, sale, spin off or outsourcing of any Subsidiary or business unit or operation of the Company;

(v) each Company Contract relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company) (other than those under a standard form of Company IP Contact made available to Parent without material deviation under which the Company retains sole ownership of the Intellectual Property or Intellectual Property Right developed under such agreement);

(vi) each Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right to or from the Company (other than: (A) agreements between the Company and a third party pursuant to a standard form Company IP Contract made available to Parent without material deviation, including agreements between the Company and its employees in the Company’s standard form thereof; and (B) agreements including non-exclusive licenses to third party software that (1) is not incorporated into, or used in the development, testing, distribution, maintenance or support of, any Company Software and that is not otherwise material to the Company’s business or (2) is licensed under a “shrink-wrap,” “click-through” or other form of end user license agreement and is generally commercially available for a license fee of no more than $20,000; or (C) non-disclosure, evaluation and confidentiality agreements that are entered into in the ordinary course of business);

(vii) each Company Contract relating to the hosting of any website of the Company;

(viii) each Company Contract relating to the advertising or promotion of the business of the Company or pursuant to which any third parties advertise on any websites operated by the Company;

(ix) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of the Company;

(x) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xi) each real estate lease of the Company;

(xii) each Company Contract imposing any restriction on the Company: (A) to compete with or solicit any customer of, any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or individual independent contractor; or (D) to develop or distribute any technology;

(xiii) each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of the Company or of users of any marketplace, website or service of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xiv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xv) each Company Contract regarding the acquisition, issuance or transfer of any securities, including the provision of any right of first negotiation, right of first refusal, or similar right, and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements;

(xvi) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement, or any similar obligation;

(xvii) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xviii) each Company Contract relating to any liquidation or dissolution of the Company;

(xix) each Company Contract that is a customer contract in effect as of the date of this Agreement, together with each contract’s monthly billing amount, package type and contract term;

(xx) any Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $20,000 individually, or, when taken together with all other Company Contracts between the Company and such Entity or such Entity’s affiliates, $20,000 in the aggregate; or (B) the performance of services having a value in excess of $20,000 individually, or, when taken together with all other Company Contracts between the Company and such Entity or such Entity’s affiliates, $20,000 in the aggregate; and

(xxi) any other Company Contract that was entered into outside the ordinary course of business or that is otherwise material to the operation or business of the Company.

(Contracts in the respective categories described in clauses “(i)” through “(xxi)” above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b) Delivery of Contracts. The Company has made available to Parent accurate and complete copies of all written Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach. Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) the Company has not materially violated or breached, or committed any default under, any Company Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; (D) give any Person the right to receive or require a replacement, refund, rebate, chargeback, penalty or change in delivery schedule under any Company Contract; or (E) give any Person the right to cancel, terminate or modify any Company Contract; (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and (iv) the Company has not waived any of its respective material rights under any Company Contract.

(d) No Renegotiation. No Person has a contractual right pursuant to the terms of any Company Contract to renegotiate any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e) Proposed Contracts. Part 2.11(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company if accepted by the recipient, has been submitted by the Company (other than Company User Agreements).

(f) User Agreements. Part 2.11(f) of the Disclosure Schedule contains each Company User Agreement in effect at any time and identifies, with respect to each Company User Agreement, the period of time during which such Company User Agreement was or has been in effect. Each Company User Agreement: (i) is binding and enforceable with respect to each and every user of each Company Web Site and Company Software, (ii) is fully assignable by the Company, and (iii) includes an indemnity from the user for any content linked or provided by the user.

2.12 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it, to the conduct of its business, to the ownership of its assets, or the distribution of Company Software. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement in any material respect. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has not received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations; No Subsidies.

(a) Governmental Authorizations. Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and has at all times been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. No Governmental Body has at any time challenged in writing the right of the Company to design, manufacture, license, offer or sell any of its products or services.

(b) No Subsidies. The Company does not possess (and has never possessed) or have any rights or interests with respect to (and has never had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

(c) Certain Business Practices. The Company has not, and, to the Knowledge of the Company, no director, officer, agent or employee of the Company has, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

2.14 Tax Matters.

(a) Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Company (the “Company Returns”) have been timely and properly filed and are true, accurate and complete in all material respects, provided that, for the avoidance of doubt, Forms 1099-K shall be considered material Tax Returns. All Taxes of the Company that are or have been due and payable have been timely and properly paid. All Taxes required to be withheld by the Company have been properly and timely withheld and remitted. The Company has delivered or made available to Parent accurate and complete copies of all Tax Returns filed by the Company for all taxable periods remaining open under the applicable statute of limitations. Part 2.14(a) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for unpaid Tax liabilities of the Company for periods (or portions of periods) though the Unaudited Balance Sheet Date in accordance with GAAP.

(b) Audits; Claims. The Company has not received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Company with respect to a Tax Return that has not already been filed. No claim or Legal Proceeding is pending or threatened against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c) Parachute Payments. The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).

(d) Items Affecting Post-Closing Tax Periods; Etc. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or prepaid amount in each case executed, made or received for a taxable period ending on or prior to the date of this Agreement. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has never been a member of an affiliated group other than a group for which the Company is the common parent.

(e) Distributed Stock. The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement.

(f) Tax Holidays. There are no Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company.

(g) Section 481 or 263A. The Company is not currently, and will not be for any period for which a Tax Return has not been filed, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(h) Section 6662. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could, absent disclosure, reasonably be expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(i) Tax Shelters. The Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(j) Section 1.1502-6. The Company does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(k) Section 1503. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) Foreign Tax. The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(m) Section 897. The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(n) Tax Withholding. The Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

(o) Indebtedness. None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code or under any other provision of applicable Legal Requirements.

(p) Section 162(m). The Company is not a “publicly held corporation” for purposes of Section 162(m) of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current employees of the Company as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their job title; (iii) their rate of pay or annual salary; (iv) any other compensation payable to them (including housing allowances, transportation allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (v) their visa status; (vi) their current paid time off eligibility; (vii) each Company Employee Plan in which they participate or are eligible to participate; and (viii) any promises made to them with respect to changes or additions to their compensation or benefits. The Company is not, and has not been, bound by or a party to, and does not have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Company Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) Leave of Absence. There is no current Company Employee who is not fully available to perform work because of disability or other leave.

(c) At Will Employment. Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by the Company at will and any termination of such employment would result in no Liability to the Company. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.

(d) Employee Departures/Restrictions. To the Knowledge of the Company, no Key Employee of the Company: (i) has informed the Company of his intention to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e) Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement. The Company does not intend and has not committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(f) Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) the most recent letter of determination from the IRS relating to the tax-qualified status of the Plan, if any; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(g) No Foreign Plans. The Company has not established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services are or have been performed primarily outside of the United States.

(h) Absence of Certain Retiree Liabilities. No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults. The Company has performed all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable tax qualification requirements under the Code. No Company Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code. All contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the date of this Agreement which are not yet due, but will be paid on or prior to the date of this Agreement, are reflected as an accrued liability on the Unaudited Balance Sheet. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to the Company or Parent (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Employee Plan.

(j) No Conflict. Except as set forth in Part 2.15(j) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan.

(k) Compliance. The Company: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(l) Labor Relations. Except as set forth in Part 2.15(l) of the Disclosure Schedule, the Company has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have an adverse effect on the labor relations of the Company. Except as set forth in Part 2.15(l) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any workers’ compensation policy or long-term disability policy.

(m) Claims Against Plans. Other than with respect to routine benefit claims, there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans.

(n) Independent Contractors. Part 2.15(n) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was an independent contractor of the Company at any time since January 1, 2016:

(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Company;

(ii) such independent contractor’s job function;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in the fiscal year ended December 31, 2016; and

(iv) the terms of compensation of such independent contractor.

Part 2.15(n) of the Disclosure Schedule also accurately sets forth, with respect to each other Person who was an independent contractor of the Company and who received or may be entitled to receive in excess of $20,000 from the Company, the name of such independent contractor, the date as of which such independent contractor was originally engaged by the Company and the date such engagement ended, and such independent contractor’s job function.

(o) No Misclassified Employees. No current or former independent contractor of the Company could reasonably be expected to be deemed a misclassified employee. No independent contractor is eligible to participate in any Company Employee Plan. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(p) Labor-Related Claims. Except as set forth in Part 2.15(p) of the Disclosure Schedule, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or that would reasonably be expected relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.

2.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication, whether from a Governmental Body, citizens group, Company Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received any notice or other communication, whether from a Government Body, citizens group, Company Employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law; (b) the Company has not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Company; and (c) no Contaminants are stored or contained on or under any of the Properties whether in storage tanks, land fills, pits, ponds, lagoons or otherwise. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the date of this Agreement and identifies all claims made thereunder as of the date of this Agreement. The Company has made available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company (other than for ordinary travel advances); (c) no Related Party has entered into, or has had any financial interest in, any Contract, transaction or business dealing or involving the Company; (d) no Related Party is competing, or has at any time competed, with the Company; and (e) to the Knowledge of the Company, no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or other rights arising in the ordinary course of employment).

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Except as set forth in Part 2.19(a) of the Disclosure Schedule, no Legal Proceeding involving claims in excess of $50,000 has ever been commenced by, and no Legal Proceeding involving claims in excess of $50,000 has ever been pending against, the Company.

(b) Orders. There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a) Authority; Binding Nature. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Board Approval. The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (iii) unanimously recommended the adoption of this Agreement by Company Stockholders and directed that this Agreement, the Merger be submitted for consideration by the Company Stockholders.

(c) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance by the Company of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement to which the Company is or will be a party; nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) accelerate the maturity or performance of any such Company Contract; or (iii) cancel, terminate or modify any such Company Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and the Company will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted basis) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement (the vote referred to in this sentence being referred to as the “Required Merger Stockholder Vote”).

2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Except for the Transaction Expenses set forth in the Merger Consideration Certificate and as set forth in Part 2.23 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Merger Consideration Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

2.25 Complete Copies of Materials. The Company has made available or made available true and complete copies of each document which has been requested by the Parent or its counsel in connection with their legal and accounting review of the Company.

2.26 No Existing Discussions. Neither the Company nor any Representative of the Company is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.

3. Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is newly formed and was formed solely to effectuate the Merger.

3.2 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (B) any resolution adopted by the stockholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of Parent or Merger Sub; (C) any provision of any material Contract to which Parent is bound; or (D) any Legal Requirement or any Order to which either Parent or Merger Sub or any of the assets owned or used by Parent or Merger Sub is subject.

(b) Consents. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings required to be made by Parent or Merger Sub with the Securities and Exchange Commission, and (iii) the filing of such notices as may be required under the Securities Act of 1933, as amended, or the Exchange Act (in each case, including all regulations promulgated thereunder), or as may be required under applicable state securities laws, in each case from any Governmental Body in connection with the Integrated Merger, neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement any of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Legal Proceedings. There is no pending Legal Proceeding and, to the knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4. Indemnification, Etc.

4.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 4.1(b) and 4.1(d), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the Merger Consideration Certificate, in each case other than the Fundamental Representations, shall survive the Effective Time and shall expire at 11:59 pm Pacific Time on the second anniversary of the date of this Agreement (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 4.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(b) Fundamental Representations. Notwithstanding anything to the contrary contained in Section 4.1(a), but subject to Section 4.1(d), the Fundamental Representations shall survive the Effective Time until 30 days after the expiration of the statute of limitations applicable thereto (including any extensions thereof); provided, however, that if, at any time prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any such Fundamental Representations and asserting a claim for recovery under Section 4.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved.

(c) Parent Representations. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(d) Willful Misconduct; Fraud. Notwithstanding anything to the contrary contained in Section 4.1(a) or Section 4.1(c), the limitations set forth in Section 4.1(a) and 4.1(c) shall not apply in the case of claims based upon fraud or willful misconduct (collectively “Fraud”).

(e) Representations Not Limited. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(f) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

4.2 Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 4.1), each Non-Dissenting Stockholder (other than Parent) and holder of a Company Option (collectively, the “Indemnitors”), severally and not jointly, and pro rata based upon the allocation of the Escrow Fund to such Indemnitor as set forth in the Merger Consideration Certificate to the extent recourse is made to the Escrow Fund (and otherwise based upon the amount of Merger Consideration payable to such Indemnitor as compared with the Merger Consideration payable to all such Indemnitors), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement; provided, however, that materiality or similar qualification shall be disregarded solely for purposes of determining the amount of damages;

(ii) any inaccuracy or breach of any representation or warranty set forth in any certificate or instrument delivered by the Company in connection with this Agreement (including, without limitation, the Merger Consideration Certificate);

(iii) any breach of any covenant or obligation of the Company included in this Agreement;

(iv) any matter referred to on Schedule 4.2(a)(iv);

(v) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL, for any amount in excess of what is payable by Parent in accordance with Section 1.4 hereof; provided that, if Parent settles any such claim, the provisions of Section 4.5(c) shall apply with respect to such settlement;

(vi) any claim by any securityholder (including a holder of Company Options) of the Company in his/her/its capacity as a securityholder with respect to events or circumstances occurring prior to or as of the Effective Time (including claims with respect to (A) the authorization or approval of the Merger or (B) the distribution of the Merger Consideration (including the aggregate Option Payments), to the extent that Parent makes payments in accordance with the Merger Consideration Certificate and pursuant to the terms of this Agreement and the Escrow Agreement);

(vii) any (A) unpaid Taxes of the Company attributable to any Pre-Closing Tax Period (“Pre-Closing Taxes”); (B) employment or other payroll Taxes imposed on the Company in connection with payments to holders of any compensation payments occurring by reason of the transactions contemplated by this Agreement, other than as described in the Merger Consideration Certificate; and (C) Liability for the payment of any amounts as a result of any obligation to indemnify any other Person, or any successor or transferee Liability, in respect of any of the items described in clauses (A) and (B);

(viii) any Fraud or other tort committed by the Company in connection with this Agreement or the transactions contemplated hereby; or

(ix) subject to Section 4.5(c), third party claims against the Indemnitees following the Closing, whether or not it is determined that there was a breach or inaccuracy of a representation or warranty or any other matter specified in Section 4.2(a)(i) as a basis for indemnification under this Agreement, if the facts and circumstances alleged in such third party claim would give the Indemnitees a right to indemnification under Section 4.2(a)(i) assuming for this purpose that such facts and circumstances are accurate and the claims made therein are recoverable by the third party claimant(s) in accordance therewith.

(b) Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

4.3 Recourse to Escrow; Application of Limits.

(a) Recourse by the Indemnitees to the Escrow Fund shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 4.2(a)(i), except the foregoing limit shall not apply: (i) in the case of Fraud; (ii) to inaccuracies in or breaches of any of the Fundamental Representations; (iii) to inaccuracies in or breaches of any representation or warranty made by the Company related to the matters set forth on Schedule 4.2(a)(iv); and (iv) to equitable or other non-monetary remedies. Except in the case of Fraud committed by such Indemnitor, the total amount of indemnification payments that any of the Indemnitors can be required to make to the Indemnitees pursuant to Section 4.2 shall be limited to the portion of the Merger Consideration received by such Indemnitor.

(b) Notwithstanding anything to the contrary herein, nothing herein shall limit the liability of the Indemnitors pursuant to agreements executed by each such Indemnitor, including the Indemnitors’ representations in the Joinder Agreements (which with respect to the Joinder Agreement shall be limited to the Merger Consideration received by such Indemnitor, except with respect to Fraud committed by such Indemnitor).

(c) The amount of any Damages for which indemnification is provided under this Section 4 shall be net of any amounts actually recovered by the Indemnitee under insurance policies with respect to such Damages (net of any costs to recover such insurance payments and the costs of any increased premiums to the extent resulting therefrom); provided that Parent shall only have the obligation to seek insurance recovery to the extent commercially reasonable in light of the circumstances and only with respect to insurance policies obtained by the Company prior to the Closing for which premiums were paid in full prior to the Closing.

4.4 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

4.5 Defense of Third Party Claims. In the event of the assertion or commencement by any third party of any claim or Legal Proceeding (whether against any Merger Sub, the Company, Parent or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 4, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(a) subject to the other provisions of Section 4, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

(b) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that notwithstanding anything to the contrary in Section 4.2(a)(ix) or Section 4.5, if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Agent (it being understood that if Parent requests that the Stockholders’ Agent consent to a settlement, adjustment or compromise, the Stockholders’ Agent shall not unreasonably withhold or delay such consent), such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding or whether the Indemnitors are obligated to indemnify the Indemnitors under this Section 4 for such claim or Legal Proceeding. If the Stockholders’ Agent consents to settle, adjust or compromise such claim or Legal Proceeding, such settlement, adjustment or compromise shall be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding and of Indemnitees obligation to indemnify the Indemnitors under this Section 4 for such claim or Legal Proceeding.

Parent shall give the Stockholders’ Agent prompt written notice of the commencement of any such Legal Proceeding against Parent, any Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the obligations of the Indemnitors under Section 4 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent will proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

4.6 Tax Matters. The parties agree to treat any indemnification payment made under this Section 4 as an adjustment to the Merger Consideration for all purposes, including, to the extent permitted under applicable Tax Law, all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective affiliates to, file their Tax Returns accordingly.

4.7 Costs and Expenses. Notwithstanding any other provision of this Agreement, any costs and expenses of investigation or defense, including court costs and reasonable attorney’s fees, incurred or suffered by the Indemnitees in connection with any third-party claim alleging matters that would constitute a failure to be true, correct and complete of any representation or warranty or a breach or inaccuracy of any other matter specified whether or not it is ultimately determined that there was such a failure, breach or inaccuracy, will constitute Damages subject to indemnification under Section 4.2.

4.8 Setoff. Subject to the other provisions of this Section 4, in addition to any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 4 from any amount otherwise payable by any Indemnitee to any Indemnitor.

5. Miscellaneous Provisions

5.1 Stockholders’ Agent.

(a) Appointment. By virtue of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Indemnitors irrevocably nominate, constitute and appoint Shareholder Representative Services LLC as the representative, agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Indemnitors for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement or any matter referred to in this Agreement. Shareholder Representative Services LLC hereby accepts its appointment as Stockholders’ Agent.

(b) Authority. The Indemnitors grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 5.1(a), which shall include but not be limited to the following:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby as the Stockholders’ Agent, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other agreements contemplated hereby;

(ii) as the Stockholders’ Agent of the Indemnitors, to enforce and protect the rights and interests of the Indemnitors and to enforce and protect the rights and interests of the Stockholders’ Agent arising out of or under or in any manner relating to this Agreement and each other agreement contemplated hereby and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning indemnification claims pursuant to Section 4; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Indemnitors in connection with Section 4 as the Stockholders’ Agent, in its reasonable discretion, deems to be in the best interest of the Indemnitors; (C) assert or institute any claim, action, proceeding or investigation; (D) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, any Indemnitee, or any other Person, against the Stockholders’ Agent and/or the Indemnitors, and receive process on behalf of any or all Indemnitors in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Agent shall determine to be appropriate, give receipts, releases and discharges on behalf of all of Indemnitors with respect to any such claim, action, proceeding or investigation; (E) file any proofs, debts, claims and petitions as the Stockholders’ Agent may deem advisable or necessary; (F) settle or compromise any claims asserted under Section 4; (G) assume, on behalf of all of Indemnitors, the defense of any claim that is the basis of any claim asserted under Section 4; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Stockholders’ Agent shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(iii) to enforce payment of any amounts payable to Indemnitors, in each case on behalf of Indemnitors, in the name of the Stockholders’ Agent;

(iv) to authorize, if required, the reduction against the Escrow Fund in favor of any Indemnitee pursuant to Section 4 and also any other amounts to be paid to Parent pursuant to this Agreement;

(v) to waive or refrain from enforcing any right of any Indemnitor and/or of the Stockholders’ Agent arising out of or under or in any manner relating to this Agreement or any other agreement contemplated hereby; and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Agent, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (v) above and the transactions contemplated by this Agreement and the other agreements contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 4 or under the Escrow Agreement; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.

(d) Upon the Closing, the Company will wire US $50,000 (the “Expense Fund”) to the Stockholders’ Agent, which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any third party expenses pursuant to this Agreement any agreements ancillary hereto. The Indemnitors will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Stockholders’ Agent’s duties, the Stockholders’ Agent will deliver the balance of the Expense Fund to the Escrow Agent for further distribution to the Indemnitors. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnitors at the time of Closing.

(e) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Agent hereunder or thereunder, (i) the Stockholders’ Agent will not assume any, and will incur no, responsibility whatsoever to any Indemnitors by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other agreement contemplated hereby, except in the event of liability directly resulting from the Stockholders’ Agent’s gross negligence or willful misconduct, and (ii) the Stockholders’ Agent will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Agent pursuant to such advice will in no event subject the Stockholders’ Agent to liability to any Indemnitor except in the event of liability directly resulting from the Stockholders’ Agent’s gross negligence or willful misconduct. The Indemnitors shall indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Indemnitors, any such Representative Losses may be recovered by the Stockholders’ Agent from (i) the funds in the Expense Fund, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnitors; provided, that while this section allows the Stockholders’ Agent to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Indemnitors from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Agent be required to advance its own funds on behalf of the Indemnitors or otherwise. Any restrictions or limitations on liability or indemnity contained elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Agent in this paragraph. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Agent or the termination of this Agreement.

(f) Power of Attorney. The Indemnitors recognize and intend that the power of attorney granted in Section 5.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Indemnitors.

(g) Replacement. If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Indemnitors shall (by consent of those Non-Dissenting Stockholders entitled to at least a majority of the Merger Consideration to be received by all Non-Dissenting Stockholders), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Indemnitors.

5.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

5.3 Tax Matters.

(a) Parent shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all income Tax Returns for the Company that are required to be filed after the Closing Date for any Tax period ending on or prior to the Closing Date (the “Income Tax Returns”). All Income Tax Returns shall be prepared in accordance with applicable law. Each Income Tax Return shall be provided to the Stockholders’ Agent for its review and comment at least fifteen (15) days prior to the due date for filing, and Parent shall consider in good faith such revisions as are reasonably requested by the Stockholders’ Agent within ten (10) days of the Stockholders’ Agent’s receipt of such Income Tax Returns. Parent shall timely file, or cause to be timely filed, such Income Tax Returns as prepared by Parent. Parent shall timely remit, or cause to be timely remitted, to the appropriate Governmental Body all Taxes reflected on all Income Tax Returns, subject to its right to be indemnified for Pre-Closing Taxes pursuant to Section 4.

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns other than Income Tax Returns for the Company required to be filed after the Closing Date, and shall timely remit, or cause to be timely remitted, to the appropriate Governmental Body all Taxes reflected on such Tax Returns, subject to its right to be indemnified for Pre-Closing Taxes pursuant to Section 4. To the extent such Tax Returns include any Pre-Closing Tax Period, (i) such Tax Returns shall be prepared consistent with the past practices of the Company, as applicable, in all material respects, except as otherwise required by applicable law and (ii) any such Tax Return that reports any Tax for which indemnification is required under this Agreement, along with a statement setting forth the amount of Taxes for which the Indemnitors are responsible with respect thereto, shall be provided to the Stockholders’ Agent for its review and comment at least fifteen (15) days prior to the due date for filing such Tax Return, and Parent shall consider in good faith such revisions as are reasonably requested by the Stockholders’ Agent.

(c) All liability for transfer, sales, use, value added, excise, stamp, recording, registration and any similar Taxes that become payable in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the Indemnitors. The party required by law to file to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by law, and the non-filing party shall promptly reimburse the filing party for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing party of the amount of such Transfer Taxes.

(d) The Company and the Indemnitors on one hand, and Parent on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, claim, dispute or controversy by any Governmental Body relating to Taxes (each a “Tax Contest”). Parent shall notify the Stockholders’ Agent within thirty days after receipt by Parent or any Affiliate of Parent (including the Company after the Closing Date) of written notice of any Tax Contest with respect to an Income Tax Return or relating to Pre-Closing Taxes, provided, that the failure to deliver any such notice within thirty days will not relieve the Indemnitors of their obligations under this Agreement, except to the extent the Stockholders are materially prejudiced as a result thereof. Notwithstanding anything to the contrary in this Agreement, in the case of any Tax Contest concerning an Income Tax Return, the Stockholders’ Agent shall have the right, at the expense of the Indemnitors, using the counsel and representatives of the Stockholders’ Agent’s choice, to represent the interests of the Company in such Tax Contest and control the conduct of such Tax Contest, provided, however, Parent shall have the right to participate at its own expense in any proceeding, or portion thereof, relating to the Company that the Stockholders’ Agent controls. All other Tax Contests shall be governed by Section 4.5. In the event of any inconsistency between this Section 5.3 and Section 4.5, this Section 5.3 shall govern.

(e) Parent shall not amend or cause to be amended any Tax Return of the Company (or file any new Tax Return) for any Pre-Closing Tax Period (including the portion of any Tax Return for a Tax period that includes but does not end on the Closing Date that relates to the Pre-Closing Tax Period) if such amendment (or new filing) would result in an increase of Taxes of the Indemnitors or for which Parent is indemnified pursuant to this Agreement, without the written consent of the Stockholders’ Agent, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, Parent and the Company shall not file any IRS Form 1099-K for any Pre-Closing Tax Period unless such filing is required by a Governmental Body in connection with a Tax Contest.

5.4 Fees and Expenses. Except as otherwise expressly set forth in this Agreement and subject to Section 1.4 and Section 4, the Escrow Agreement and Exhibit G, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

5.5 Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement and subject to Section 4.2 and Section 4.5, if any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, each party shall be responsible for its own attorneys’ fees.

5.6 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (c) if sent by registered, certified or first class mail, the third business day after being sent; and (d) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, 94105
Attention: Laurence Wilson

with a copy (which shall not constitute notice) to:

GCA Law Partners LLP
2570 W. El Camino Real, Suite 400
Mountain View, CA 94040
Attention: Paul C. Graffagnino

If to the Company:

Nowait, Inc.
122 Meyran Avenue
Pittsburgh, PA 15213
Attention: Ware Sykes, CEO

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
220 West 42nd St, 17th Floor
New York, NY 10036
Attn: Daniel A. Goldberg, Esq.

If to the Stockholders’ Agent:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attn: Managing Director
Facsimile: (303) 623-0294

5.7 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.8 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.9 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in the Escrow Agreement or in Section 5.9(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon Fraud) may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Francisco, State of California (and each appellate court located in the County of San Francisco, State of California) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of San Francisco, State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of San Francisco, State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 4 (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon Fraud, relating to this Agreement or the Merger after the Closing) shall be brought and resolved exclusively in accordance with Exhibit G (it being understood that, for the avoidance of doubt and without limiting any portion of Section 5.9(b): (i) at the option of any Indemnitee, any claim based upon intentional misrepresentation or fraud may be brought and resolved in accordance with Section 5.9(b) rather than in accordance with Exhibit G; and (ii) nothing in this Section 5.9(c) shall prevent Parent from seeking preliminary injunctive relief from a court of competent jurisdiction).

5.10 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

5.11 Remedies Cumulative; Specific Performance. Except as otherwise set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

5.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.13 Waiver of Jury Trial. To the extent permitted by applicable law, each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

5.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Company, if prior to the Closing, or the Stockholders’ Agent (acting exclusively for and on behalf of all of the Company Stockholders and holders of Company Options), if after the Closing.

5.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

5.16 Parties in Interest. Except for the provisions of Section 4, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

5.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

5.18 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and any other numbered or lettered section herein if it is readily apparent from the face of such disclosure (and without any further knowledge) that such disclosure would be applicable to such other numbered or lettered section.

5.19 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Yelp Inc.,
a Delaware corporation

By:	/s/ Charles Baker
Name:	Charles Baker
Title:	Chief Financial Officer

Beagle Acquisition Corp.,
a Delaware corporation

By:	/s/ Laurence Wilson
Name:	Laurence Wilson
Title:	President

Nowait, Inc.,
a Delaware corporation

By:	/s/ Ware Sykes
Name:	Ware Sykes
Title:	Chief Executive Officer

Shareholder Representative Services LLC,
solely in its capacity as Stockholders’ Agent

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license or disposition of all or a material portion of the Company’s business or assets;

(b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of the Company (other than Company Common Stock issued to current or former service providers of the Company upon exercise of Company Options); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of the Company, in each case other than those reflected as being outstanding on Part 2.3(a) of the Disclosure Schedule; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Aggregate Exercise Price. “Aggregate Exercise Price” shall mean the aggregate exercise price attributable to all Company Options outstanding as of immediately prior to the Closing.

Aggregate Value. “Aggregate Value” shall mean $40,000,000, minus Closing Indebtedness, minus the Net Working Capital Deficiency, minus the Transaction Expenses and the Transaction Payroll Expenses, plus the Aggregate Exercise Price.

Agreement. “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Closing Indebtedness. “Closing Indebtedness” means the outstanding Indebtedness of the Company as of immediately prior to the Closing.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Common Closing Proceeds Amount. “Common Closing Proceeds Amount” shall mean the Series A Closing Proceeds Amount minus the product obtained by multiplying the Per Share Series A Closing Proceeds by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

Common Proceeds Amount. “Common Proceeds Amount” shall mean the Series A Proceeds Amount minus the product obtained by multiplying the Per Share Series A Proceeds by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

Company Capital Stock. “Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the shares of common stock of the Company, par value $0.0001 per share.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any affiliate of the Company.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has or may reasonably be expected to have any liability or obligation, excluding any Company Employee Agreement.

Company IP. “Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest or an exclusive right or license.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

Company Option. “Company Option” shall mean each option or warrant to purchase shares of Company Capital Stock (or exercisable for cash) outstanding under the Company Option Plan or otherwise.

Company Option Plan. “Company Option Plan” shall mean the Company’s 2012 Stock Option Plan, as amended.

Company Preferred Stock. “Company Preferred Stock” shall mean the shares of Company Series A Preferred Stock and Company Series B Preferred Stock.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any Company Web Site; (b) the collection, storage, transmission, disclosure, transfer and use of any User Data or Personal Data, and (c) any employee information.

Company Series A Preferred Stock. “Company Series A Preferred Stock” shall mean the shares of Company Series A Preferred Stock, $0.0001 par value per share.

Company Series B Preferred Stock. “Company Series B Preferred Stock” shall mean the shares of Company Series B Preferred Stock, $0.0001 par value per share.

Company Software. “Company Software” shall mean all software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company.

Company Stockholders. “Company Stockholders” shall mean the holders of Company Capital Stock immediately prior to Closing.

Company User Agreement. “Company User Agreement” shall mean each Company Contract that constitutes a user agreement, terms of use, terms of service, advertiser agreement, or end user license agreement that governs (or is intended to govern) each user’s (including businesses that set up waitlists using the Company’s platform and their customers) or advertiser’s access to and use of any Company Web Site, any Company Software, or any services available through any of the foregoing.

Company Web Site. “Company Web Site” shall mean any public or private website (including mobile apps) owned, maintained, or operated at any time by or on behalf of the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated May 11, 2016, between Parent and the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contaminant. “Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 5.18 of the Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.10(c) of the Disclosure Schedule or which are not required to be listed in Part 2.10(c) of the Disclosure Schedule).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment. “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

Environmental Licenses. “Environmental License” means any Consent or Governmental Approval required by or pursuant to any applicable Environmental Laws.

Environmental Release. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

Escrow Agent. “Escrow Agent” shall mean Wells Fargo Bank, N.A.

Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Agent and the Escrow Agent on the date of the Agreement, substantially in the form of Exhibit H to the Agreement.

Escrow Amount. “Escrow Amount” shall mean the dollar amount equal to twenty percent (20%) of the Aggregate Value, which is to be deposited in the Escrow Fund.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Fundamental Representations. “Fundamental Representations” shall mean: (a) the representations and warranties set forth in Sections 2.1, 2.3, 2.14, 2.20, 2.21(a), 2.21(b), 2.21(c) and 2.23 of the Agreement; and (b) the representations and warranties set forth in the Merger Consideration Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indebtedness. “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (c) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (d) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or should be, in accordance with GAAP or other generally accepted accounting principles as applicable to such Person, recorded as capital leases in respect of which such Person is liable as lessee, (f) any obligation of such Person in respect of bankers’ acceptances, (g) any obligations secured by Encumbrances on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (h) all obligations of a type referred to in clauses (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (i) any refinancings of any of the foregoing obligations.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub and the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.”

Intellectual Property. “Intellectual Property” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all legally protectable rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) proprietary rights in or relating to registrations, renewals, extensions, divisions, continuations, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Company or any of Ware Sykes, John McCarthy and Harry Karatassos has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Licensed Company Software. “Licensed Company Software” shall mean all Company Software licensed by the Company from a third party.

Made available. “Made available” shall mean included in the Dropbox diligence folder to which Parent and its legal advisors were given access on or prior to November 21, 2016 and at all times thereafter through the Closing or has been emailed to Parent’s internal legal counsel, Chad Richard or Daniel Kennedy, in each case at their Parent email address, prior to 5 pm on February 27, 2017.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, financial condition, assets, capitalization, property (including Intellectual Property), Liabilities, operations, results of operations, financial performance or prospects of the Company taken as a whole; or (b) the ability of the Company to perform any of its material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that for purposes of clause “(a)” above “Material Adverse Effect” shall not include any Effect arising out of any of the following: (i) general economic or political conditions (including those affecting the securities markets), except to the extent such conditions affect the Company in a disproportionate manner or to a disproportionate extent; (ii) conditions in or generally affecting the industries or markets in which the Company operates, except to the extent such conditions affect the Company in a disproportionate manner or to a disproportionate extent; (iii) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof unless they affect the Company in a disproportionate manner; (iv) any change in applicable Legal Requirements; or (v) any change in GAAP or other accounting rules.

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Capital Stock who does not perfect his, her or its appraisal rights under the DGCL, or holder of Company Options, is entitled to receive in exchange for such shares of Company Capital Stock or Company Options pursuant to Section 1.4 or 1.5.

Net Working Capital. “Net Working Capital” shall mean the current assets of the Company less current liabilities of the Company (excluding the Transaction Expenses, Transaction Payroll Taxes and Closing Indebtedness), as determined in accordance with GAAP consistent with past practices.

Net Working Capital Deficiency. “Net Working Capital Deficiency” shall mean an amount equal to: (a) $500,000 minus the Net Working Capital as of the Closing (the “Closing Net Working Capital”) if the Closing Net Working Capital is $500,000 or less; (b) zero if the Closing Net Working Capital is greater than $500,000, but less than or equal to $1,000,000 or (c) $1,000,000 minus the Closing Net Working Capital if the Closing Net Working Capital is greater than $1,000,000.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.4.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Artistic License, Apache License, BSD License, or Sun Community Source License.

Order. “Order” shall mean any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.

Owned Company Software. “Owned Company Software” shall mean all Company Software other than Licensed Company Software.

Per Share Series A Closing Proceeds. “Per Share Series A Closing Proceeds” shall mean an amount equal to the greater of (a) the quotient obtained by dividing (i) the Series A Closing Proceeds Amount by (ii) the total shares of Company Capital Stock and Company Options minus the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time and (b) the Series A Original Issue Price.

Per Share Series A Escrow Proceeds. “Per Share Series A Escrow Proceeds” shall mean an amount equal to the Per Share Series A Proceeds minus the Per Share Series A Closing Proceeds.

Per Share Series A Proceeds. “Per Share Series A Proceeds” shall mean an amount equal to the greater of (a) the quotient obtained by dividing (i) the Series A Proceeds Amount by (ii) the total shares of Company Capital Stock and Company Options minus the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time and (b) the Series A Original Issue Price.

Per Share Series B Closing Proceeds. “Per Share Series B Closing Proceeds” shall mean an amount equal to the greater of (a) the quotient obtained by dividing (i) the Series B Closing Proceeds Amount by (ii) the total shares of Company Capital Stock and Company Options and (b) the Series B Original Issue Price.

Per Share Series B Escrow Proceeds. “Per Share Series B Escrow Proceeds” shall mean an amount equal to the Per Share Series B Proceeds minus the Per Share Series B Closing Proceeds.

Per Share Series B Proceeds. “Per Share Series B Proceeds” shall mean an amount equal to the greater of (a) the quotient obtained by dividing (i) the Series B Proceeds Amount by (ii) the total shares of Company Capital Stock and Company Options and (b) the Series B Original Issue Price.

Per Share Common Closing Proceeds. “Per Share Common Closing Proceeds” shall mean an amount equal to the quotient obtained by dividing the Common Closing Proceeds Amount by the total shares of Company Capital Stock and Company Options minus the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

Per Share Common Escrow Proceeds. “Per Share Common Escrow Proceeds” shall mean an amount equal to the Per Share Common Proceeds minus the Per Share Common Closing Proceeds.

Per Share Common Proceeds. “Per Share Common Proceeds” shall mean an amount equal to the quotient obtained by dividing the Common Proceeds Amount by the total shares of Company Capital Stock and Company Options minus the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person, as well as any other information that the Company directly or indirectly associates with any of the foregoing.

Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date, and (ii) in the case of any Tax period that includes, but does not end on the Closing Date, the portion of such Tax period through the Closing Date. For purposes of a Tax period described in clause “(ii),” the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any property or similar Taxes, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (B) in the case of any other Tax, be deemed equal to the amount which would by payable if the period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) other than with respect to property placed into service after the Closing Date shall be allocated on a per diem basis.

Properties. “Properties” means the leasehold properties held or occupied by the Company.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.

Related Party. “Related Party” shall mean: (a) each stockholder (other than the Company and Parent) who holds more than 1% of the Company; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; provided, however, that a portfolio company of a Related Party shall not be deemed to be a “Related Party” for the purpose of this definition.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Series A Closing Proceeds Amount. “Series A Closing Proceeds Amount” shall mean the Series B Closing Proceeds Amount minus the product obtained by multiplying the Per Share Series B Closing Proceeds by the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

Series A Original Issue Price. “Series A Original Issue Price” shall mean $2.94142.

Series A Proceeds Amount. “Series A Proceeds Amount” shall mean the Series B Proceeds Amount minus the product obtained by multiplying the Per Share Series B Proceeds by the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

Series B Closing Proceeds Amount. “Series B Closing Proceeds Amount” shall mean the Aggregate Value minus the Escrow Amount and minus the Expense Fund.

Series B Original Issue Price. “Series B Original Issue Price” shall mean $5.8032.

Series B Proceeds Amount. “Series B Proceeds Amount” shall mean the Aggregate Value minus the amount of the Escrow Fund not disbursed to the former holders of shares of Company Capital Stock and Company Options in accordance with the terms of the Escrow Agreement, as and when such disbursements are required to be made.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax. “Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person.

Tax Return. “Tax Return” shall mean any return (including any information return and including, for the avoidance of doubt, any IRS Form 1099-K), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Total Consideration. “Total Consideration” shall mean the Aggregate Value minus the Aggregate Exercise Price.

Transaction Expenses. “Transaction Expenses” shall mean all unpaid fees, costs, expenses, payments, expenditures or Liabilities of the Company, incurred at or prior to the Effective Time (regardless whether or not invoiced prior to the Effective Time), that relate to the Agreement, any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel, the Stockholders’ Agent or to any financial advisor, accountant, employee or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation, severance, bonus, change of control payment from the Company, in connection with the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions.

Transaction Payroll Taxes. “Transaction Payroll Taxes” shall mean the employer portion of any payroll Taxes arising from the payment of Merger Consideration and any other compensatory amounts paid in connection with the transactions contemplated by this Agreement.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Web Site or any Company Software.